As filed with the Securities and Exchange Commission on January 15, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WASHINGTON PRIME GROUP INC.

(Exact name of registrant as specified in its charter)

Indiana	046-4323686
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7315 Wisconsin Avenue

Bethesda, Maryland 20814

(240) 630-0000

(Address of Principal Executive Offices)

Glimcher Realty Trust Amended and Restated 2004 Incentive Compensation Plan

Glimcher Realty Trust 2012 Incentive Compensation Plan

(Full Title of the Plans)

Robert P. Demchak, Esq.
General Counsel
Washington Prime Group Inc.
7315 Wisconsin Avenue
Bethesda, Maryland 20814
(240) 630-0000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Adam O. Emmerich, Esq. David K. Lam, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	George A. Schmidt, Esq. Executive Vice President, General Counsel and Secretary Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 (614) 621-9000	Brian M. Stadler, Esq. Elizabeth A. Cooper, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share	105,383 shares (3)	$17.79 (2)	$1,874,763.57 (2)	$217.85 (2)
Common stock, par value $0.0001 per share	2,252,683 shares (4)	N/A	N/A	N/A

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock, par value $0.0001 per share (“Common Shares”), of Washington Prime Group Inc., an Indiana corporation (the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)          Pursuant to Rule 457(h) under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the common stock as reported by the New York Stock Exchange on January 14, 2015.

(3)          Represents the number of Common Shares issuable to George A. Schmidt under the Glimcher Realty Trust 2012 Incentive Compensation Plan (the “GRT 2012 Plan”) pursuant to a side letter between Mr. Schmidt, the Registrant, Glimcher Realty Trust (“GRT”), and Glimcher Properties Limited Partnership, dated as of October 27, 2014, which Common Shares will be issued by the Registrant immediately following the filing of this Registration Statement and the assumption of the GRT 2012 Plan by the Registrant upon the closing of the Registrant’s acquisition of GRT.

(4)          Represents the estimated maximum number of Common Shares issuable in the future under the compensation plans of GRT identified on the cover page of this Registration Statement, which plans were assumed by the Registrant upon the consummation of the acquisition of GRT, in connection with certain outstanding GRT equity awards that were converted into equity awards in respect of Common Shares and were previously registered on the Registrant’s Form S-4 filed with the Securities and Exchange Commission on October 28, 2014, as amended by Amendment No.1 on November 24, 2014.

EXPLANATORY NOTE

Washington Prime Group Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 relating to shares of common stock of the Registrant, par value $0.0001 per share (the “Common Shares”), (i) that may be issued pursuant to the Glimcher Realty Trust 2012 Incentive Compensation Plan (as adopted by the Glimcher Board of Trustees on February 15, 2012) (the “GRT 2012 Plan”) and the Glimcher Realty Trust Amended and Restated 2004 Incentive Compensation Plan (together with the GRT 2012 Plan, the “GRT Plans”) and (ii) that will be issued to George A. Schmidt under the GRT 2012 Plan.

On January 15, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated September 16, 2014 among the Registrant, Washington Prime Group, L.P. (“WPG LP”), WPG Subsidiary Holdings I, LLC (“Merger Sub I”), WPG Subsidiary Holdings II Inc. (“Merger Sub II”), Glimcher Realty Trust (“GRT”) and Glimcher Properties Limited Partnership (“GP LP”), GRT merged with and into Merger Sub I, with Merger Sub I being the surviving entity and Merger Sub II merged with and into GP LP, with GP LP being the surviving entity (the “Merger”).  As a result of the Merger, GRT became an indirect wholly owned subsidiary of the Registrant.  Washington Prime Group Inc. is referred to herein as “WPG,” and the “Registrant.”

In connection with, and upon, the consummation of the Merger, the GRT Plans were assumed by WPG and certain outstanding GRT equity awards granted under the GRT Plans were converted into equity awards in respect of Common Shares as set forth in the Merger Agreement.  This Registration Statement is being filed for the purpose of registering such Common Shares.

This Registration Statement is also being filed for the purpose of registering 105,383 Common Shares that will be issued to George A. Schmidt under the GRT 2012 Plan pursuant to a side letter between Mr. Schmidt, WPG, GRT and GP LP, dated as of October 27, 2014, which Common Shares will be  issued by WPG immediately following the filing of this Registration Statement and the assumption of the GRT 2012 Plan by WPG upon the closing of the Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the plans covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Registrant, are incorporated in this Registration Statement by reference:

•                  The Registrant’s Registration Statement on Form S-4 (Commission File No. 333-199626) initially filed on October 28, 2014, as amended by Amendment No. 1 on November 24, 2014, under the Securities Act of 1933, as amended (the “Securities”) (the “Form S-4”);

•                  The Quarterly Reports on Form 10-Q filed by the Registrant with the Commission on June 13, 2014, August 8, 2014 and November 4, 2014;

•                  The Current Reports on Form 8-K filed by the Registrant with the Commission on May 20, 2014, May 29, 2014, June 5, 2014, June 17, 2014, June 27, 2014, the Second Form 8-K filed on August 8, 2014, August 28, 2014, September 8, 2014, September 16, 2014, September 19, 2014, October 17, 2014, October 27, 2014,  the Second Form 8-K filed on November 4, 2014 and January 9, 2015;

•                  The description of the Registrant’s Common Shares included in the Information Statement, filed as Exhibit 99.1 to the Registrant’s Registration Statement on Form 10 (Commission File No. 001-36252) initially filed on December 24, 2013, as amended by Amendment No. 1 on February 12, 2014, Amendment No. 2 on March 24, 2014, and Amendment No. 3 on April 21, 2014, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “Form 10”) and any amendments, reports or other filings filed with the Commission for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Chapter 35 of the Indiana Business Corporation Law (“IBCL”), directors are required to discharge their duties in good faith, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner that the directors reasonably believe to be in the best interest of the corporation. Under the IBCL, a director is not liable for any action taken as a director, or any failure to act, regardless of the nature of the alleged breach of duty (including alleged breaches of the duty of care, the duty of loyalty, and the duty of good faith) unless the director has breached or failed to perform the duties of the director’s office and the action or failure to act constitutes willful misconduct or recklessness. This exculpation from liability under the IBCL does not affect the liability of directors for violations of the federal securities laws.

Chapter 37 of the IBCL authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation.  Officers and directors may be indemnified where they have acted in good faith, and in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they either had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 of the IBCL also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding if, among other things, such individual furnishes the corporation a written affirmation of his or her good faith belief that he or she has met  the required standard of conduct and a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the required standard of conduct.  Chapter 37 of the IBCL states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, bylaws or resolutions of the board of directors or shareholders.

The Registrant’s Amended and Restated Articles of Incorporation (the “articles of incorporation”) and Amended and Restated Bylaws (the “bylaws”) provide for indemnification, to the fullest extent permitted by the IBCL, of the Registrant’s directors and officers against liability and reasonable expenses that may be incurred by them in connection with proceedings in which they are made a party by reason of their relationship to the Registrant.

In addition, the Registrant has entered into indemnification agreements with its directors and executive officers providing for the indemnification by the Registrant for certain liabilities and advancement of expenses incurred as a result of actions brought, or threatened to be brought, against such parties. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s organizational documents against any and all expenses, liabilities and losses, including, without limitation, investigation expenses and expert witnesses and attorneys’ fees and expenses, judgments, penalties, fines, ERISA excise taxes and amounts paid or to be paid in settlement, actually incurred as a result of acting on the Registrant’s behalf, as a fiduciary or otherwise (net of any related insurance proceeds or other amounts received by an indemnified director or executive officer). The Registrant is  not obligated to indemnify a director or executive officer in connection with any claim where such director or executive officer was deemed to have violated applicable law, received illegal payments or profits or that results from the director’s or executive officer’s knowingly fraudulent, dishonest or willful misconduct.

The foregoing is only a general summary of certain aspects of Indiana law and the Registrant’s articles of incorporation and bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the IBCL referenced above and the articles of incorporation and bylaws of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                   to include any prospectus required by Section 10(a)(3) of the Securities Act ;

(ii)                to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)             to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement

(2)   that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where appropriate, each filing of an employee benefit plan’s annual report pursuant to Section 15(a) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on January 15, 2015

WASHINGTON PRIME GROUP INC.

By:	/s/ Michael Glimcher
Michael Glimcher
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on January 15, 2015.

Signature	Title

/s/ Mark S. Ordan
Mark S. Ordan	Chairman of the Board

/s/ Michael Glimcher
Michael Glimcher	Vice Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Mark Yale
Mark Yale	Chief Financial Officer (Principal Financial Officer)

/s/ Melissa A. Indest
Melissa A. Indest	Principal Accounting Officer

/s/ Robert J. Laikin
Robert J. Laikin	Lead Independent Director

Niles C. Overly	Director

/s/ Richard S. Sokolov
Richard S. Sokolov	Director

/s/ Louis G. Conforti
Louis G. Conforti	Director

/s/ David Simon
David Simon	Director

/s/ Jacquelyn Soffer
Jacquelyn Soffer	Director

/s/ Marvin L. White
Marvin L. White	Director

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

4.1

Amended and Restated Articles of Incorporation of Washington Prime Group Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-4 filed October 28, 2014 (Commission File No. 333-199626))

4.2

Amended and Restated Bylaws of Washington Prime Group Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-4 filed October 28, 2014 (Commission File No. 333-199626))

4.3	Glimcher Realty Trust Amended and Restated 2004 Incentive Compensation Plan.*

4.4	Glimcher Realty Trust 2012 Incentive Compensation Plan.*

5.1	Opinion of Faegre Baker Daniels LLP as to the legality of the securities being registered.*

23.1	Consent of Faegre Baker Daniels LLP (included as part of the opinion filed as Exhibit 5.1 hereto).*

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.*

23.3	Consent of BDO USA, LLP, independent registered public accounting firm.*

*  Filed herewith.